Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 to be filed on or about June 22, 2022, of our report dated March 31, 2022, related to the consolidated financial statements of Reliance Global Group, Inc. and Subsidiaries as of and for the years ended December 31, 2021 and 2020, which appears in this Registration Statement of Reliance Global Group, Inc. We also consent to the reference to our Firm under the caption “Experts” in this Amendment No. 2 to Form S-1.

/s/ Mazars USA LLP

Fort Washington, Pennsylvania

June 22, 2022